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MORGAN STANLEY COMPENSATION AND GOVERNANCE PRACTICES

April 2012

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 NOTICE

The information provided herein may include certain non-GAAP financial measures.
The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Reports on Form 10-K for the year ended December 31,
2011, which is available on www.morganstanley. com.

This presentation may contain forward -looking statements. You are cautioned not to place undue reliance on forward -looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see the Company's Annual Report on Form 10-K for the year ended
December 31, 2011.

The statements in this presentation are current only as of their respective dates.

 TABLE OF CONTENTS

[]  Section One:   Overview of Company Proposals

[]  Section Two:   Changes to Compensation

[]  Section Three: "Say on Pay" Advisory Vote

[]  Section Four:  Proposed Employee Equity Plan Amendment

[]  Section Five:  Proposed Directors' Equity Plan Amendment

[]  Section Six:   Corporate Governance Highlights

 SECTION ONE: OVERVIEW OF COMPANY PROPOSALS

[]   Overview of Company Proposals

-    "Say on Pay" Advisory Vote

-    Amendment to 2007 Equity Incentive Compensation Plan

-    Amendment to Directors' Equity Capital Accumulation Plan

 OVERVIEW OF COMPANY PROPOSALS

Morgan Stanley's Board recommends shareholders vote FOR our advisory vote on pay and the amendments to our equity plans:

"Say on Pay" Advisory Vote

[]   Fundamentally restructured employee pay in recent years by substantially increasing the portion of year-end compensation that is deferred and subject to market risk as well as cancellation and "clawback" provisions.

[]   Mr. Gorman's total 2011 compensation was 25% below his total 2010 compensation.

[]   Operating Committee members including the CEO received 100% of year-end compensation in deferred long-term incentive awards, including "at-risk"
     equity.

2007 Equity Incentive Compensation Plan

[]   Need additional equity shares and an extension to the 2007 Equity Incentive
     Compensation Plan:

-    50 million shares needed in order to award a balanced mix of deferred equity and deferred cash, consistent with global regulatory principles and evolving best practices.

-    Request a five-year extension to the plan, which is due to expire at the annual meeting in May.

[]   Shares requested are intended to cover grants related to 2012 compensation.

-    Only 14 million shares remaining in employee stock plans.

[]   "At-risk" equity awards closely align employees with shareholder interests.

[]   Equity awards are delivered as a component of -- not in addition to -- an employee's total year-end incentive compensation, and thus protect the long-term interests of shareholders.

[]   Equity awards foster an ownership culture and help to recruit, retain and motivate top talent.

[]   As of January 31, 2012, overhang was 10.5% -- the lowest overhang at Morgan
     Stanley in six years and lower than our most direct competitor.

Directors' Equity Capital Accumulation Plan

[]   Requesting 750,000 additional shares under our Directors' Equity Capital
     Accumulation Plan:

-    Directors receive a vast majority of their compensation in the form of annual equity awards.

-    Last requested additional shares in 2002; this amendment would provide shares that are expected to last for five years.

 SECTION TWO: CHANGES TO COMPENSATION

[]   Changes to Compensation Structure

Consistent with Regulatory Requirements and Guidance

[]   Changes to Compensation

In Light of Current Environment and Performance

 CHANGES TO COMPENSATION STRUCTURE
CONSISTENT WITH REGULATORY REQUIREMENTS AND GUIDANCE

[]   A shift toward more deferred compensation is consistent with regulatory guidance and best practices.

--   A number of regulators have said that at least 50% of variable compensation should be paid in equity.

[]   Senior executives' compensation includes "at-risk" performance stock units under equity plan.

--   Performance stock units only deliver value if the Firm meets specific performance targets (i.e., ROE and shareholder return) after three years.

--   Redesigned our "at-risk" performance stock unit program in 2011 to further moderate risk-taking incentives while continuing to incent performance.

[]   Expanded "clawback" provisions for incentive compensation.

--   Broadened to include a clawback provision for all long-term incentive compensation.

--   Clawback or cancellation of awards can be triggered for circumstances ranging from substantial losses to ethical lapses and include failure to appropriately supervise or manage an employee.

--   Enhanced processes to address circumstances that could require clawback or cancellation of previously awarded compensation.

 CHANGES TO COMPENSATION
IN LIGHT OF CURRENT ENVIRONMENT AND PERFORMANCE

[]   In 2011, Morgan Stanley made significant progress by addressing a number of outstanding strategic and legacy issues:

-    The conversion of MUFG's preferred investment into common.

-    The comprehensive settlement with MBIA.

[]   We also achieved market share gains across our institutional businesses, as well as significant net flows into our Global Wealth Management and Asset
     Management platforms.

[]   We continued to make disciplined compensation decisions for 2011 that reflected shareholder input, the broader economic environment, and the fact that the Company's financial performance did not meet all of our priorities for the year.

-    Mr. Gorman's total 2011 compensation was down 25% and he received 100% of his year-end compensation in deferred long-term incentive awards, which continued to have a significant portion granted in the form of "at-risk"
     performance stock units.

-    The Operating Committee's total 2011 compensation was down 22% on average  and the ratio of deferred
     incentive compensation was increased
     to 100%.

-    We continued to pay a significant portion of our employees' year-end compensation in deferred awards that are subject to market risk as well as cancellation and clawback provisions.

[]   Firm-wide compensation ratio was 51% in 2011, down from 62% in 2009.

-    Institutional Securities compensation ratio was 42% in 2011, down from 56%
     in 2009.

 SECTION THREE: "SAY ON PAY" ADVISORY VOTE

[]   "Say on Pay" Advisory Vote

 "SAY ON PAY" ADVISORY VOTE

"SAY ON PAY" ADVISORY VOTE ON COMPENSATION ENABLES MORGAN STANLEY SHAREHOLDERS
TO PROVIDE INPUT ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

[]   Fundamentally restructured employee pay in recent years:

[]   Increased portion of compensation paid in "at-risk" equity.

[]   Reduced portion of compensation paid in cash.

[]   Using "at-risk" performance stock units for senior executives that only deliver value if three-year goals are met.

[]   First major bank in U.S. to institute "clawback. "

[]   Mr. Gorman's total 2011 compensation was down 25% from 2010.

[]   100% of NEO total year end compensation was paid with deferred long-term incentive awards subject to market risk as well as cancellation and
     "clawback" provisions.

[]   NEO compensation includes "at-risk" performance stock units that only deliver value if specific financial goals are achieved over a three-year period including return on average common equity and relative total shareholder return.

[]   None of the NEOs is a party to a contractual arrangement with Morgan
     Stanley that provides for cash severance payments upon a termination of employment.

[]   The "Say on Pay" advisory vote is now an annual ballot item.

 SECTION FOUR: PROPOSED EMPLOYEE EQUITY PLAN AMENDMENT

[]   Key Drivers of Proposed Employee Equity Plan Amendment

[]   Importance of Equity in Compensation Programs

 KEY DRIVERS OF PROPOSED EMPLOYEE EQUITY PLAN AMENDMENT

Morgan Stanley needs 50 million additional shares in order to maintain an appropriate mix of equity and cash awards for 2012 year-end compensation because:

[]   Morgan Stanley continues to pay a significant portion of compensation awards in deferred equity, consistent with global regulatory principles and evolving best practices -- and consistent with the best interests of our shareholders.

[]   The Firm currently has 14 million shares available for stock unit grants, which are not sufficient for grants of 2012 year-end compensation if we want to maintain an appropriate mix of "at-risk" equity, deferred compensation and cash. The Firm had 69MM shares available at year-end for
     2011 awards, after requesting 35MM from shareholders last year.

[]   Requesting a five year extension to the plan, which is due to expire at the annual meeting in May.

Overhang (1)

[]   Morgan Stanley's overhang as of the January 31, 2012 was 10.5%, the lowest overhang at Morgan Stanley in six years and below our most direct competitor.

[]   Morgan Stanley's overhang would be approx. 13.1% if the equity plan amendment is approved.

[]   This is still well below the Firm's prior three-year average of 20.9%.

[]   The Firm's overhang would still be below our most direct competitor.

Burn Rate(2)

[]   Morgan Stanley's burn rate for 2011 was 2.8%, below the Firm's prior three-year average of 3.8%.

[]   It is also below the 2011 burn rate of our most direct competitor.

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(1)  January 2012 overhang is defined as outstanding employee equity grants and equity reserved for future grants divided by common shares outstanding on
     January 31, 2012.

(2)  Burn rate is defined as the shares granted from plans divided by average shares outstanding for the fiscal year.

 IMPORTANCE OF EQUITY IN COMPENSATION PROGRAMS

[]   Equity awards are delivered as a component of -- not in addition to -- an employee's total year-end incentive compensation, and thus protect the long-term interests of shareholders.

--   Equity awards foster an ownership culture and help to recruit, retain and motivate top talent.

--   Equity awards have strict vesting, cancellation and clawback provisions --
     with vesting generally taking place over a three year period -- that encourage responsible risk-taking in achieving strong long-term performance.

--   Operating Committee members must retain 75% of the common stock and equity awarded to them and are prohibited from hedging against Morgan Stanley stock.

[]   Without shareholder approval of additional shares, Morgan Stanley would be at a significant competitive disadvantage -- and out of line with new regulatory requirements as well as the compensation best practices that regulators and others have advocated.

--   Without equity, the Firm would be compelled to increase the cash-based portion of employee compensation -- which is the exact opposite direction that regulators and others want firms to go.

--   Long-term incentive awards encourage executives not to leave the Company for a competitor. Without equity, the Firm's ability to retain employees also would be compromised since employees would have less equity at risk and competitors would be better able to "poach" key people.

--   The Firm's lack of equity awards also would make it difficult to attract employees from companies that have their own equity programs in place.

 SECTION FIVE: PROPOSED DIRECTORS' EQUITY PLAN AMENDMENT

[]   Proposed Directors' Equity Plan Amendment

 PROPOSED DIRECTORS' EQUITY PLAN AMENDMENT

In order to continue to grant equity awards to non-employee members of our Board of Directors as part of annual compensation, we are requesting 750,000 additional shares under our Directors' Equity Capital Accumulation Plan.

--   Directors receive a vast majority of their compensation in the form of annual equity awards, which are subject to vesting over the one year period following grant and 50% of which are not payable until the director retires from the Board.

--   The Company has not requested shareholder approval for additional shares under this plan since 2002.

--   This amendment would provide shares for grants that are expected to last for five years and will have a minimal impact on the Firm's overhang
     (0.04%).

 SECTION SIX: CORPORATE GOVERNANCE HIGHLIGHTS

[]   Corporate Governance Highlights

[]   Risk Governance Highlights

 CORPORATE GOVERNANCE HIGHLIGHTS

Morgan Stanley has significantly strengthened its corporate governance in recent years and is committed to maintaining best-in-class governance practices.

[]   Charter Documents

--   Shareholders who own at least 25% of common stock have the ability to call a special meeting of shareholders.

--   Eliminated all supermajority vote requirements.

--   All directors elected annually by majority vote standard.

--   No poison pill.

[]   Composition of Board

--   Majority of independent directors.

Board has financial services experience and diverse international background.

--   Lead independent director appointed, and reviewed annually, by other independent directors.

--   Board policy favors committee rotation.

 RISK GOVERNANCE HIGHLIGHTS

[]   Risk Governance

--   Risk Committee of Board established January 2010.

--   Chief Risk Officer reports to CEO and Risk Committee and regularly reviews risk matters with the Audit Committee, Risk Committee, Operations and
     Technology Committee and Board.

--   Chief Risk Officer reviews incentive compensation arrangements with
     Compensation, Management Development and Succession Committee to confirm they do not encourage excessive or unnecessary risk-taking.

--   Chief Risk Officer also involved with review process for identifying and evaluating situations occurring that could require clawback or cancellation of previously awarded compensation.